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                                                         IES UTILITIES INC.

                           RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

                                                                                                               Nine Months Ended
                                                             Twelve Months Ended December 31,                     September 30,
                                                ----------------------------------------------------------  ------------------------
                                                     1995        1996        1997        1998       1999         1999        2000
                                                ----------------------------------------------------------  ------------------------
                                                                                (Dollars in thousands)

Net income                                         $59,278     $63,729     $58,793     $61,910    $66,446       $56,979     $60,017
Income taxes                                        41,095      43,092      42,216      41,494     49,385        41,349      43,285
                                                ----------------------------------------------------------  ------------------------
Net income before income taxes                     100,373     106,821     101,009     103,404    115,831        98,328     103,302
                                                ----------------------------------------------------------  ------------------------

Interest expense                                    44,460      43,714      52,791      52,354     51,852        39,403      38,208
Estimated interest component of rent expense         4,637       4,091       4,318       4,173      3,895         2,890       3,711
                                                ----------------------------------------------------------  ------------------------
Fixed charges as defined                            49,097      47,805      57,109      56,527     55,747        42,293      41,919

Preferred dividend requirements
 (pre-tax basis)                                     1,548       1,532       1,570       1,527      1,593         1,184       1,181
                                                ----------------------------------------------------------  ------------------------
Fixed charges and preferred dividend
 requirements                                       50,645      49,337      58,679      58,054     57,340        43,477      43,100
                                                ----------------------------------------------------------  ------------------------

Earnings as defined                               $149,470    $154,626    $158,118    $159,931   $171,578      $140,621    $145,221
                                                ==========================================================  ========================

Ratio of Earnings to Combined Fixed Charges and
 Preferred Dividend Requirements (Unaudited)          2.95        3.13        2.69        2.75       2.99          3.23        3.37
                                                ==========================================================  ========================
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